UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

The Sagemark Companies Ltd.
(Exact name of Registrant as Specified in its Charter)

New York	0-4186	13-1948169
(State or other jurisdiction	(Commission File No.)	(IRS EIN)
of incorporation)

1285 Avenue of the Americas, 35th Floor, New York, New York 10019
(Address of Principal Executive Office)

Registrant's telephone number, including area code:  (212) 554-4219

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously reported, the Company formerly owned an 80% equity interest in P.E.T. Management of Queens LLC (the “Queens LLC”), through its wholly owned subsidiary, Premier P.E.T. Imaging International, Inc. (“Premier”).  The Queens LLC manages an outpatient medical diagnostic imaging center in Forest Hills, New York (the “Queens Center”), specializing in positron emission tomography (“PET”) imaging.  In February 2008, Premier sold its equity interest in the Queens LLC to an entity owned by a former employee of the Company (the “Queens Purchaser”).  In connection with that sale, the Queens LLC assumed the Company’s obligations under the capital lease financing documents (the “Financing Documents”), between the Company and General Electric Capital Corp. (“GECC”) pursuant to which GECC financed the PET imaging equipment, ancillary medical equipment and leasehold improvements at the Queens Center.

As a condition of such sale, GECC required the Company to execute a limited guaranty to GECC (the “Limited Guaranty”) pursuant to which the Company guaranteed $1 million of the then approximately $1.7 million indebtedness under the Financing Documents for a period of 24 months, which period expires in February 2010.  In connection therewith, and also as a condition of such sale, the Queens Purchaser agreed to indemnify the Company against any losses it incurred under the Limited Guaranty (the “Purchaser Indemnity”).

On April 1, 2009 the Company received a notice from counsel for GECC advising the Company that the Queens Purchaser failed to make certain payments, when due, under the Financing Documents, that the current amount past due thereunder is $122,454 and that unless such default is cured by April 15, 2009, GECC will exercise its rights to accelerate the balance due under the Financing Documents of approximately $1.6 million and seek to recover from the Company the $1 million maximum amount due under the Limited Guaranty.

As previously reported, inasmuch as the Company is not engaged in any revenue generating activities after having discontinued the operations of all of its outpatient medical diagnostic imaging centers in the first and second quarters of 2008, it is unable to pay its current operating expenses or its substantial outstanding indebtedness and obligations which currently aggregate approximately $2.3 million, exclusive of the amount claimed due by GECC pursuant to the Limited Guaranty.  The Company does not anticipate that it will have funds to pay any of such expenses or indebtedness or satisfy any of such obligations in the foreseeable future.

Notwithstanding that the Company has notified the Queens Purchaser that it will be liable to the Company for any losses the Company sustains pursuant to GECC’s enforcement of the Limited Guaranty, if the Queens Purchaser does not timely cure the aforementioned default, such default will have a material adverse effect on the Company.  There is no assurance that the Company will be successful in enforcing the Purchaser Indemnity.

The Company intends to continue to conduct limited administrative activities in connection with its efforts in seeking to resolve outstanding creditor claims and default judgments and terminate its remaining premises lease and other contractual obligations as long as it is able to do so.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SAGEMARK COMPANIES LTD.

By:  /s/  Cathy Bergman

Chief Executive Officer

Date: April 6, 2009

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).